Exhibit 99.1
Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani	Tim Sullivan
EVP, Strategic Development	Dan Klores Communications
(310) 444-5335	(212) 981-5234
ssabnani@hythiam.com	tim_sullivan@dkcnews.com
HYTHIAM, INC. RAISES APPROXIMATELY $46 MILLION IN EQUITY OFFERING
Insider and Existing Institutional Shareholders Lead Financing
LOS ANGELES, CA—November 7, 2007—Hythiam, Inc. (NASDAQ: HYTM) today announced that it has entered into definitive agreements with investors, led by a member of the Company’s board of directors and comprised primarily of existing institutional shareholders, who will purchase approximately 9.6 million shares of the Company’s common stock in a registered offering for gross proceeds of approximately $46 million including the conversion of $5 million of senior secured notes into shares in the offering, and before fees and offering expenses The Company will also issue 5-year warrants to purchase an aggregate of approximately 2.4 million additional shares of the Company’s common stock at an exercise price of $5.75 per share.
The shares and warrants are being sold pursuant to the Company’s effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.
The Company intends to use the net proceeds of the offering for working capital and general corporate purposes.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale should be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus supplement and accompanying base prospectus can be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Hythiam will arrange to send you the prospectus if you request it by calling 310-444-4300 or email investor@hythiam.com. The documents also are available by accessing the Investor Relations section of the Company’s Web site at www.hythiam.com.
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About Hythiam, Inc.
Hythiam, Inc. provides behavioral health management services to health plans, employers, criminal justice, and government agencies through a network of licensed and company managed providers. The company approaches the management of behavioral health disorders with a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment. Hythiam also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs. Hythiam offers disease management for substance dependence built around its proprietary PROMETA® Treatment Program for alcoholism and dependence to stimulants. The PROMETA® Treatment Program, which integrates behavioral, nutritional, and medical components, is available through both licensed treatment providers and company managed PROMETA® Centers. Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA® Treatment Program. For further information, please visit www.hythiam.com.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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